Exhibit (p)(11)

Code of Ethics

SkyRock Investment Management LLC

Effective Date: November 7, 2019

This Code of Ethics is the property of SkyRock Investment Management LLC and its contents are confidential. External distribution is not permitted without approval of the Chief Compliance Officer.

1. Background

The Code of Ethics (herein the “COE”) for SkyRock Investment Management LLC (“SkyRock” or the “Advisor”) defines the fiduciary commitment to each client and sets forth the standard of business conduct for the Advisor and its owners, employees, independent contractors and other insiders (herein “Supervised Persons”).

The Code has been adopted in compliance with the requirements of Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”), and other applicable state and federal regulations (collectively the “Securities Laws”).

Rule 17j-1 under the 1940 Act requires each investment adviser to a registered investment company (“RIC”) to adopt a written code of ethics containing provisions reasonably necessary to prevent the adviser and its Employees from:

o Employing any device, scheme or artifice to defraud the RIC;

o Making any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they were made, not misleading;

o Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the RIC; and

o Engaging in any manipulative practice with respect to the RIC.

o As required by Rule 17j-1(c)(2)(ii), no less frequently than annually, the Firm shall furnish to the board of directors/trustees of a RIC, a written report that:

o Describes any issues arising under the Code or the related procedures adopted hereunder since the last report to the board of trustees, including, but not limited to, information about material violations of the Code or procedures and the sanctions imposed in response to such material violations; and

o Certifies that Skyrock has adopted procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating the Code.

Supervised Persons of the Advisor are bound by the provisions of the COE and shall be required to certify their understanding and willingness to comply with the COE. The Advisor is a single-person firm. The Advisor shall follow the intent of the COE, but certain policies result in self-checking.

Key Definitions:
The following definitions are integral to the understanding of the COE. Additional terms are defined throughout the COE.

Supervised Persons.  Supervised Persons include all owners, employees, independent contractors and other insiders of the Advisor.

Access Person. An Access Person is any Supervised Person that has “access” to nonpublic information regarding the purchase or sale of securities for any Client. Any Supervised Person that is an Investment Advisor Representative (“IAR”) of the Advisor must be classified as an “Access Person” due to access to Client information.

PLEASE NOTE: The Advisor is a single-person firm. The Advisor shall follow the intent of the
Compliance Program, but certain policies result in self-checking.

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2. Who is an Access Person?

The Advisor has determined that ALL Supervised Persons are also Access Persons based on the Advisor's business model and access to Client information.

3. Fiduciary Standards

The COE is based on the overriding principle that the Advisor is a fiduciary to every Client and must act in the best interests of its Client at all times. The confidence and trust placed in the Advisor by Clients is something we value and endeavor to protect. Accordingly, the Advisor has adopted this COE and implemented policies and procedures to prevent fraudulent, deceptive and manipulative acts or practices and to ensure compliance with the Securities Laws and the fiduciary duties owed to our Clients.

All Supervised Persons must conduct themselves in accordance with the Securities Laws and the following mandates:

•
Client’s interests must always take priority. In the course of performing one’s duties and responsibilities, Supervised Persons must, at all times, place the interests of Clients ahead of one’s own personal interests.

•
Conflicts of interest (or even the appearance of conflicts) must be avoided. Supervised Persons must not take advantage of the trust that Clients have placed in them or the Advisor. All Supervised Persons must avoid any situation that might present an actual or potential conflict of interest. All Supervised Persons must avoid situations that might be perceived as an impropriety or a compromise to the Supervised Person’s fulfillment of their duties and responsibilities.

Supervised Persons also must not:

• employ any device, scheme or artifice to defraud or disadvantage a Client;
•
make any untrue statements of a material fact to a Client or omit to state to a Client any material fact[s] that are necessary to make the statements made (in light of the circumstances under which they are made) not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;
• engage in any manipulative practice with respect to a Client;
•	use one’s position[s], or any investment opportunities presented by virtue of one’s position[s], to one’s personal advantage or to the detriment of a Client; or
• conduct personal trading activities in violation of this COE or Securities Laws and/or our fiduciary duty.

These core standards are meant as overriding guidelines to be adhered to in all current and emerging situations and are not limited to the detailed behavior specifically discussed in the COE.

4. Duty of Confidentiality

As Supervised Persons may come in contact with nonpublic information, they must, at all times, keep confidential any nonpublic information that they may obtain as a result of their duties and responsibilities with the Advisor. This includes, but is not limited to, information concerning Clients or prospective clients, including their identities, investments, and/or account activity. This also includes any recommendations and actions made to or on behalf of Clients, except communications with third parties in ordinary course of business. No confidential or nonpublic information is to be released without first consulting the CCO and receiving approval. Supervised Persons should be diligent to ensure that information is not released and that it is also protected from unlawful or inappropriate third-party access. See section 9 for additional information.

Nothing in this Duty of Confidentiality precludes a Supervised Person from reporting any potential violations of applicable law, including the policies described in this COE.

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5. Gifts and Entertainment

Supervised Persons may not offer, give, solicit or accept, in the course of business, any inducements, which may lead to conflicts of interest.

Due to the various relationships the Advisor may have with its Clients, vendors and other entities, Supervised Persons generally may not solicit gifts or gratuities nor give inducements, except in accordance with these policies and procedures. Gifts or entertainment of an extraordinary or extravagant nature to a Supervised Person are to be declined or returned so as not to compromise the reputation of the Supervised Person or the Advisor. Gifts of nominal value, as defined below, are generally acceptable.

Business Entertainment vs. Business Gifts:
Entertainment. Entertainment if a representative of the Advisor is in attendance and there is a specific business purpose for the event. For example, if a Supervised Person invites a Client or prospective client to dinner, this activity would be permissible entertainment, as long as there is no conflict of interest. Reasonable and customary business entertainment, such as an occasional dinner, a ticket to a sporting event, or comparable entertainment, which is neither so frequent nor so extensive as to raise any question of propriety, is appropriate. Events that do not meet the definitions above are to be declined and reported to the CCO. If the individual or firm providing the entertainment is not present, the Advisor considers the event to be a “gift” [as defined below].

Gifts. Gifts of nominal value (generally, up to $100 per individual per year) are appropriate. Also, perishable items received, such as fruit baskets, other food as well as corporate logo apparel are excluded from these requirements, as long as such items do not otherwise conflict with the policies herein. Gifts of extraordinary or extravagant nature to a Supervised Person are to be declined or returned.

A relaxation of, or exemption from, these limits may only be granted by the CCO. The CCO or delegate shall maintain a log of all gifts and entertainment given or received in the course of business, except for any de minimis gifts or entertainment.

Key Definitions:
Entertainment. An event (e.g. a dining or social event) is considered entertainment if a representative of the Advisor is in attendance and there is a specific business purpose for the event. For example, if a Supervised Person invites a Client or prospective client to dinner, this activity would be permissible entertainment, as long as there is no conflict of interest.

Inducements. The term “inducements” means gifts, entertainment and similar benefits which are offered to or given by Supervised Persons.

De Minimis Gifts and Entertainment. De minimis gifts and entertainment are defined as any gifts or entertainment with an estimated value under $25. Also, perishable items received, such as fruit baskets, other food as well as corporate logo apparel from an unaffiliated party are excluded from these requirements as long as such item does not otherwise conflict with the policies herein.

6. Outside Business Activities

Any and all business activities aside from one’s role as a Supervised Person of the Advisor must be approved by the CCO. Supervised Persons must complete an Outside Business Activities certification and receive prior approval from the CCO before undertaking any such activity so that a determination may be made that the activities do not interfere with any of the individual’s responsibilities with the Advisor and any conflicts of interests may be addressed.

A Supervised Person seeking approval shall complete an Outside Business Activity certification to provide the following information to the CCO: (1) the name and address of the outside business organization; (2) a description of the business of the organization; (3) compensation and ownership, if any, to be received; (4) a description of the activities to be performed; and (5) the amount of time per month that will be spent on the

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outside activity. The Supervised Person shall request an Outside Business Activity certification for such submission (Please see Item 10). Records of requests for approval along with the reasons such requests were granted or denied are maintained by the CCO. In addition, on an annual basis, all Supervised Persons will be required to complete an Outside Business Activity certification. Each Supervised Person is under a continuing obligation to report any discrepancies of disclosed outside business activities on their Form U4 and Form ADV Part 2B (“Brochure Supplement”).

Key Definition:
Outside Business Activity. Any employment or other outside activity by a Supervised Person may result in possible conflicts of interest for the individual or for the Advisor.

Outside business activities, which must be reviewed and approved, include the following:

• Being employed or compensated by any other entity;
• Engaging in any other business including part-time, evening or weekend employment;
• Serving as an officer, director, partner, etc., in any other entity;
• Ownership interest in any non-publicly traded company or other private investments; or,
• Any public speaking or writing activities.

7. Political Contributions

The Advisor does not engage, as a matter of policy, in any advisory relationship with government entities or politically connected individuals. Therefore, the Advisor does not require any reporting of political contributions (as defined below). The CCO will monitor the client list and will amend this section if any government entities or politically connected individuals are contemplated to become clients in order to comply with Rule 206(4)-5 of the Advisers Act.

Key Definition:
Political Contribution. A political contribution is defined as any gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing any election for federal, state or local office. This definition includes any payment of debt incurred in connection with any such election; or transition or inaugural expenses incurred by the successful candidate for state or local office.

8. Insider Trading

The Advisor forbids any Supervised Person from trading, either personally or on behalf of others, on material nonpublic information (“MNPI”) or communicating MNPI to others in violation of the Securities Laws. This conduct is frequently referred to as “insider trading.”

Key Definition(s):
Insider Trading. Insider trading is the use of MNPI when engaging in securities transactions or communicating
MNPI to others.

Material Information. Material Information is information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Material Information includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Nonpublic Information. Nonpublic information is information that has not been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

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Penalties:
Penalties for trading on or communicating MNPI can be severe, both for firms and individuals involved in such unlawful conduct. An individual can be subject to some or all of the penalties below, even if there is no personal benefit from the violation. Penalties may include:

• civil injunctions;
• treble damages;
• disgorgement of profits;
•	jail sentences and fines for the individual who committed the violation of up to three (3) times the profit gained or loss avoided, whether or not the individual actually benefited; and/or
•	fine[s] for the Advisor and/or other controlling person of up to the greater of $1,000,000 or three (3) times the amount of the profit gained or loss avoided.

Supervised Persons having any questions regarding whether information is material or non-public, should consult with the CCO.

9. Personal Securities Transactions

The Advisor seeks to ensure that the personal trading of its Access Persons does not conflict with the interests of any Client. The Advisor has adopted these policies and procedures designed to ensure that trading by Access Persons complies with the Advisor’s legal and fiduciary obligations.

This Personal Securities Transactions Policy applies to ALL Access Persons and covers ALL  brokerage accounts held by an Access Person, their immediate family members, any other adult members in their household, any trusts of which they are a trustee or beneficiary and any other account for which the Access Person has a “direct or indirect beneficial interest”. The Advisor must maintain a record of all transactions in Reportable Securities in which an Access Person has a “direct or indirect beneficial interest.” The CCO will maintain personal trading records and transactions in keeping with the Advisor’s fiduciary and recordkeeping responsibilities.

To guard against any potential conflicts of interest with our Clients, Access Persons are required to disclose ALL Covered Accounts to the CCO or delegate.

The Advisor allows Access Persons to establish and maintain all accounts away from the Advisor's designated custodian[s] as long as statements are provided to the CCO or delegate at least quarterly.

Supervised Persons shall be required to complete an annual and quarterly certification as detailed in Item 10 below.

The Advisor generally does not require the pre-approval of personal trades. In addition, with limited exceptions, Access Persons will not be allowed to undertake a personal trade in any security where the Advisor has placed a client trade in the same security on the same day. Before trades are executed, the Access Person will send an email to the CCO, as applicable, disclosing which trades will be executed that day so that the CCO can confirm that the Advisor is not trading in the stated security that business day. The Advisor requires pre-approval from the CCO, via the Pre-Approval Submission Form, (which is good for ONLY one (1) business day), before acquiring direct or indirect beneficial ownership in any initial public offering (IPO), limited offering, or security on the Advisor’s Restricted List.

The Advisor or its Access Persons may invest in similar securities that are recommended to Clients.

Key Definition(s):
Direct or Indirect Beneficial Interest. A Direct or Indirect Beneficial Interest is any direct ownership or an indirect pecuniary interest through any contract, arrangement, understanding, relationship or otherwise, including immediate family members (person who is supported directly or indirectly to a material extent by such person), partners in a partnership or beneficiaries of a trust. The term pecuniary interest means the opportunity (directly or indirectly) to profit or share in any profit derived from a transaction in Reportable Securities.
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Reportable Securities. Section 202(a)(18) of the Advisers Act defines Reportable Securities. generally as listed and unlisted securities, private transactions (which include private placements, non-public stock or warrants), EXCEPT:

• Direct obligations of the United States Government;
• Bankers’ Acceptances;
• Bank Certificates of Deposit (“CDs”);
• Commercial Paper;
• Other High Quality Short-term Debt Instruments, including Repurchase Agreements;
• Shares issued by Money Market Funds;
• Open-end Mutual Funds; and
• Unit Investment Trusts (“UIT’s”).

In addition, please note that Reportable Securities include any open-end mutual fund advised or sub-advised by
Skyrock.

Finally, exchange-traded funds (“ETFs”) are considered Reportable Securities and are subject to the reporting requirements contained in this COE.

Covered Accounts. Covered Accounts include ALL brokerage accounts for which the Supervised Person has a direct or indirect beneficial interest and such account[s] have the ability to trade in Reportable Securities (as defined above).

10. Required Reports and Certifications

Holdings Reports. Holdings reports must include: (1) the title and type of security, and (as applicable) exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership; (2) the name of any broker-dealer or custodian with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and (3) the date the report is submitted.

Initial holdings reports are required to be submitted no later than ten (10) days after an individual becomes an Access Person and must be current as of a date no more than forty-five (45) days prior to the date the individual became an Access Person.

Annual holdings reports must be submitted by ALL Access Persons once every twelve (12) months with a deadline selected by the CCO and must be current as of a date no more than forty-five (45) days prior to submission.

Transaction Reports. Transaction reports, covering all transactions in Reportable Securities during the prior quarter, must be submitted no later than thirty (30) days after the end of each calendar quarter. Transaction reports must contain the following information about each transaction in any reportable security in which the Access Person had, or by reason of the transaction acquired, any direct or indirect beneficial ownership: (1) the date of the transaction, the title and (as applicable) the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; (2) the nature of the transaction; (3) the price of the security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date of the report.

Exceptions from Reporting Requirements. Reports are not required: (1) with respect to securities held in accounts over which the Access Person had no direct influence or control; (2) with respect to transactions effected pursuant to an automatic investment plan; or (3) accounts that can hold ONLY open-end mutual funds (A brokerage account that only has mutual funds, but could purchase or sell stocks, bonds and exchange traded funds (“ETFs”) are “Covered Accounts” and must be reported.)

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Review of Reports. Upon receipt of each Holding Report or Transaction Report, the CCO or delegate will review it to determine whether or not there are any questions about the contents, including the securities referenced, size, timing or other aspects of the holding or transaction that require further inquiry.

In particular, these personal securities reports will be reviewed for unauthorized trading relating (but not limited) to the following issues:

• securities currently on the Restricted List;
• initial public offerings;
• private placements;
•	any securities that may be potentially affected by inside information that the Advisor or Access Person may possess;
• market timing;
• front running;
• participating in block trades to the disadvantage of Clients;
• trading activity in contravention to advice given to Clients.

Personal Securities Holdings and Transaction Reports will be reviewed by the CCO or delegate within a time period specified by the CCO. If a problem or concern is detected, the CCO will immediately take appropriate action on any items that may conflict or potentially cause a conflict with the COE. Documentation of any actions taken, including any resolution or remediation, will be created and maintained by the CCO. The CCO shall maintain documentation of all reviews with the Advisor’s books and records.

Code of Ethics Certification. All Supervised Persons must certify, upon becoming a Supervised Person of the Advisor and annually thereafter, to the CCO that they have read and understand the COE; that they have complied with ALL requirements of the COE and that they have provided the CCO with all transactions required to be reported under the COE. The CCO will ensure that each Supervised Person has continued access to the current copy of the COE along with required certifications.

Background Certification. All Supervised Persons must communicate any legal, regulatory or financial matters to the CCO immediately. The CCO will also administer, at least annually, a certification that each Supervised Person shall be required to complete.

Quarterly Personal Securities Certification. All Access Persons are required to submit copies of quarterly brokerage statements of Covered Accounts for compliance review. Each Access Person will be required to complete a quarterly certification regarding their personal accounts and trading activity.

Outside Business Activity Certification. All Supervised Persons are required to certify and disclose, upon becoming a Supervised Person of the Advisor, before undertaking any such activity and annually thereafter, all Outside Business Activities, at the direction of the CCO or delegate.

11. Reporting Violations

The Advisor requires all Supervised Persons to promptly disclose concerns of suspected wrongdoing or violations of the COE. Suspected wrongdoing and violations may include, but are not limited to:

• violation[s] of the Securities Laws;
• misuse of corporate assets;
• use of material nonpublic information;
• misuse of Client nonpublic information; and/or
• failure to follow any provision set forth in the COE.

Reports of any violations should be made directly to the CCO.

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12. Sanctions

In the event of a violation of the Code, regulators may impose regulatory enforcement actions as deemed necessary.

13. Review of Compliance Reports on the Code of Ethics

The COE is a dynamic document that is subject to periodic review by the Chief Compliance Officer (“CCO”) or delegate[s] as the Advisor's business evolves. The CCO will include in the Annual CCO Report, all issues including, but not limited to, the following:

•	a description of issues that have arisen under the COE since the last reporting period including such items as any violations of the COE;
• sanctions imposed in response to the violations; and
• changes in the COE and any recommended changes.

14. Books & Records

Rule 204-2 of the Advisers Act defines requirements for maintaining Books & Records. The CCO or delegate will maintain all records required, including copies of the COE, records of violations and sanctions, if applicable, holdings and transactions reports, copies of Supervised Persons certifications, a list of all Access Persons within the last five (5) years, and copies of the annual reports.

15. Exceptions to the Code of Ethics

The CCO may grant exceptions to certain substantive restrictions in appropriate circumstances (e.g., personal hardship) and will maintain records to justify such exceptions.

16. Certification of the Code of Ethics

Supervised Persons are required to read and certify their understanding and willingness to comply with the COE. Certifications are provided online through our compliance support firm AdvisorAssist, LLC. Certifications will be administered by or on behalf of the CCO.

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